EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 of HF Financial Corp., pertaining to the HF Financial Corp. 2002 Stock Option and Incentive Plan, the 1991 Stock Option and Incentive Plan, the 1996 Director Restricted Stock Plan, and the Retirement Savings Plan of our report dated July 30, 2004, accompanying the consolidated financial statements included in the Form 10-K Annual Report of HF Financial Corp. for the fiscal year ended June 30, 2004.

/s/ McGladrey & Pullen, LLP

Sioux Falls, South Dakota
September 23, 2004